I.      Exhibit 99.1
II.      HEI Transfers Listing to The NASDAQ Capital Market

1495 Steiger Lake Lane
Victoria, Minnesota 55386
952-443-2500

CONTACTS:	For Immediate Release
     Mark B. Thomas, CEO
MINNEAPOLIS, MINNESOTA December 27, 2006— HEI, Inc. (NASDAQ: HEII) (www.heii.com) (“HEI” or the “Company”) announced that, On December 26, 2006, the Listing Qualifications Department of The NASDAQ Stock Market approved the Company’s application to transfer the listing of the Company’s common stock to the NASDAQ Capital Market. The listing of the Company’s common stock will be transferred to The NASDAQ Capital Market at the opening of business on December 28, 2006. The trading symbol for the Company’s common stock, “HEII,” will not change.
As previously reported, on December 5, 2006, the Company received a notice from the Listing Qualifications Department of The NASDAQ Stock Market indicating that, based on the Company’s Form 10-K for the period ended September 2, 2006, the Company’s stockholders’ equity did not comply with the minimum $10,000,000 stockholders’ equity requirement for continued listing on The NASDAQ Global Market as set forth in Marketplace Rule 4450(a)(3). The December 5, 2006 notice stated that the Company could, among other things, apply to transfer its common stock to The NASDAQ Capital Market if the Company satisfied the requirements for inclusion on The NASDAQ Capital Market. On December 15, 2006, the Board of Directors authorized management to transfer the listing of the Company’s common stock to the NASDAQ Capital Market. The Company submitted an application to transfer the listing of its common stock to the NASDAQ Capital Market on December 15, 2006.
About HEI, Inc. HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications, and industrial markets. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
-Advanced Medical Division	4801 North 63rd Street, Boulder, CO 80301
-High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317
FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the implementation of business strategies, growth of specific markets, improved results and the estimated HEI net sales, cash flow and profits ,HEI’s expectations regarding continued listing of HEI’s common stock on NASDAQ, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, our ability to satisfy financial or other obligations or covenants set forth in our banking agreements, adverse competitive developments, change in or cancellation of customer requirements, the integration of the Advanced Medical Division, collection of outstanding debt, HEI’s ability to succeed on the merits and defend against litigation, and other risks detailed from time to time in HEI’s SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.